EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD POSTS 24TH CONSECUTIVE QUARTER OF COMPARABLE PERIOD GROWTH WITH FIRST QUARTER NET INCOME UP 42% ON 20% SALES INCREASE

Newport Beach, CA – May 5, 2005 – American Vanguard Corporation (AMEX:AVD), today announced financial results for the first quarter ended March 31, 2005.

First Quarter Financial Highlights – versus fiscal 2004 first quarter

•	Net sales rose 20% to $41.2 million.

•	Operating income increased 38% to $5.4 million.

•	Net income grew 42% to $3.1 million or $0.16 per diluted share.

Eric Wintemute, President and CEO of American Vanguard, stated, “We are pleased to start the year with another record period, this now marking our 24th consecutive quarter of comparable period top and bottom-line growth. We saw continued strength throughout our product line during the quarter, with particular contribution from products acquired or licensed in 2003 and 2004, as well as our 2004 generic market entrance into bifenthrin. Importantly, our lean operating structure enabled us to expand profits at more than twice the rate of our sales.”

Mr. Wintemute continued, “Toward the end of the quarter, we introduced a new facet to our growth strategy – our first new active ingredient. We entered into an exclusive multi-year agreement with BASF to develop, register and commercialize Topramezone, a new herbicide for post-emergent use in corn in North America. We have had considerable success selling corn soil insecticides to date, and this agreement will allow us to offer a new key tool to the corn farmer.”

James Barry, Senior Vice President and CFO of American Vanguard, commented, “With regard to our balance sheet, we closed the quarter with $43.0 million in working capital, total debt of $31.5 million (including current installments), and shareholders’ equity of $66.2 million. We believe our financial position serves as a solid foundation to support our future growth.”

Mr. Wintemute concluded, “We continue to feel confident that the Company will achieve double-digit growth in sales and net income in 2005, and are also optimistic about the current market environment for product acquisition and licensing opportunities. We look forward to reporting on the Company’s continued development.”

Conference Call

Eric Wintemute, President and CEO, and James Barry, Senior Vice President and CFO, will conduct a conference call focusing on the financial results at 12:00 noon ET on Thursday, May 5, 2005. Interested parties may participate in the call by dialing 706-679-3155. Please call in 10 minutes before the call is scheduled to begin, and ask for the American Vanguard call. The conference call will also be broadcast live over the Internet via the Investors section of the Company’s web site at www.american-vanguard.com. To listen to the live webcast, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

American Vanguard Corporation News Release	Page 2
May 5, 2005

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. The Company’s basic strategy is to acquire brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. During 2004, American Vanguard was recognized as one of BusinessWeek’s Hot Growth Companies (#93), Fortune Small Business’ America’s 100 Fastest Growing Small Companies (#26) and Forbes’ 200 Best Small Companies (#34). American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
Eric G. Wintemute, President & CEO		www.theequitygroup.com
(949) 260-1200		Lauren Barbera
lbarbera@equityny.com
(212) 836-9610

American Vanguard Corporation News Release	Page 3
May 5, 2005

American Vanguard Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	For the Three Months ended March 31
	2005	2004
Net sales	$41,230,000	$34,219,000
Cost of sales	23,685,000	19,029,000

Gross profit	17,545,000	15,190,000
Operating expenses	12,132,000	11,281,000

Operating income	5,413,000	3,909,000

Interest expense	339,000	314,000
Interest income	(2,000)	(1,000)
Interest capitalized	(63,000)	(15,000)

Income before income tax	5,139,000	3,611,000
Income tax expense	2,004,000	1,408,000

Net income	3,135,000	2,203,000

Earnings per common share (1)	$0.17	$0.12

Earnings per common share - assuming dilution (1)	$0.16	$0.12

Weighted average shares outstanding (1)	18,221,510	17,925,196

Weighted average shares outstanding - assuming dilution (1)	19,279,366	19,037,716

(1)	Retroactively restated to reflect a 2-for-1 stock split distributed on April 15, 2005 to common stockholders of record as of March 29, 2005.

American Vanguard Corporation News Release	Page 4
May 5, 2005

American Vanguard Corporation and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2005	2004
Assets
Current assets:
Cash	$683,000	$457,000
Receivables	45,547,000	28,305,000
Inventories	46,033,000	43,635,000
Other current assets	1,454,000	1,619,000

Total current assets	93,717,000	74,016,000
Property, plant, equipment, net	28,987,000	26,118,000
Other assets	21,689,000	22,212,000

Total assets	$144,393,000	$122,346,000

Liabilities
Current liabilities:
Current installments of long-term debt	$5,106,000	$5,107,000
Accounts payable	22,087,000	12,984,000
Other current liabilities	23,527,000	19,650,000

Total current liabilities	50,720,000	37,741,000
Long-term debt, excluding current installments	26,347,000	19,474,000
Other long-term liabilities	1,159,000	1,159,000

Total liabilities	78,226,000	58,374,000
Total stockholders’ equity	66,167,000	63,972,000

Total liabilities and stockholders’ equity	$144,393,000	$122,346,000

American Vanguard Corporation News Release	Page 5
May 5, 2005

2005 Summary Results of Operations

(Unaudited)

Three months ended March 31
Net sales	$41,230,000
Gross profit	17,545,000
Operating income	5,413,000
Net income	$3,135,000
EPS – basic	$0.17
EPS – diluted	$0.16
Weighted average shares outstanding	18,221,510
Weighted average shares outstanding – assuming dilution	19,279,366

2004 Summary Results of Operations

(Unaudited)

	Three months ended March 31	Three months ended June 30	Three months ended September 30	Three months ended December 31	Fiscal 2004
Net sales	$34,219,000	$31,492,000	$39,624,000	$45,520,000	$150,855,000
Gross profit	15,190,000	13,748,000	18,446,000	24,875,000	72,259,000
Operating income	3,909,000	4,251,000	6,889,000	9,909,000	24,958,000
Net income	$2,203,000	$2,405,000	3,988,000	5,881,000	14,477,000
EPS – basic (1)	$0.12	$0.14	$0.22	$0.32	$0.81
EPS – diluted (1)	$0.12	$0.13	$0.21	$0.30	$0.76
Weighted average shares outstanding (1)	17,925,196	17,944,534	17,960,478	18,021,846	17,963,396
Weighted average shares outstanding – assuming dilution (1)	19,037,716	19,205,384	19,158,870	19,230,690	19,167,450

(1)	Retroactively restated to reflect a 2-for-1 stock split distributed on April 15, 2005 to common stockholders of record as of March 29, 2005.

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